Exhibit 3.1

ESSEX PROPERTY TRUST, INC.

ARTICLES SUPPLEMENTARY

Essex Property Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessment and Taxation that:

FIRST:               Under a power contained in Article FIFTH of the charter of the Corporation (the “Charter”) and Section 2-208 of the Maryland General Corporation Law, the Board of Directors, by duly adopted resolutions,

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reclassified the 178,249 authorized but unissued shares of the 4.875% Series G Cumulative Convertible Preferred Stock, $.0001 par value per share (the “Series G Preferred Stock”), as shares of Common Stock, $.0001 par value per share;

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reclassified the 5,050,000 authorized but unissued shares of the 7.125% Series H Cumulative Redeemable Preferred Stock, $.0001 par value per share (the “Series H Preferred Stock”), as shares of Common Stock, $.0001 par value per share;

each with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of shares of Common Stock, par value $0.0001 per share, of the Corporation as set forth in Article FIFTH of the Charter and in any other provisions of the Charter relating to stock of the Corporation generally.

SECOND:           The Series G Preferred Stock and the Series H Preferred Stock have each been reclassified by the Board of Directors under the authority contained in the Charter.

THIRD:               These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH:           The undersigned Executive Vice President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Executive Vice President acknowledges that, to the best of her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Executive Vice President and attested to by its Secretary on this 17th day of May, 2016.

ATTEST:	ESSEX PROPERTY TRUST, INC.

/s/ Jordan Ritter	By:	/s/ Angela Kleiman
Jordan Ritter Secretary		Angela Kleiman Executive Vice President and Chief Financial Officer